UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): OCTOBER 1, 2007
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
EX-10.1: LETTER AGREEMENT
EX-10.2: WAIVER AND AMENDMENT TO CREDIT AGREEMENT
EX-99.1: PRESS RELEASE

Item 1.01 Entry into a Material Definitive Agreement.
Amendment and Waiver to Credit Agreement
     On October 18, 2007, Atari, Inc, (“Atari” or the “Company”) consented to the transfer of the loans outstanding under the Credit Agreement, dated as of November 3, 2006 (the “Credit Agreement”), among the Company, the lenders party thereto (the “Lenders”) and Guggenheim Corporate Funding, LLC, as Administrative Agent (the “Agent”), providing for a senior secured credit facility to funds affiliated with BlueBay Asset Management plc and to the appointment of BlueBay High Yield Investments (Luxembourg) S.A.R.L., as successor administrative agent to the Agent. Subsequently, on October 23, 2007, the Company entered into a Waiver and Amendment to the Credit Agreement (the “Amendment”) among the Company, the lenders party to the Credit Agreement, and BlueBay (the “Lender”). A copy of the Amendment is filed herewith as Exhibit 10.2 and this description of the Amendment is qualified in its entirety by reference to the Amendment as so filed. A copy of the press release announcing the Amendment is attached hereto as Exhibit 99.1.
     As amended, the Credit Facility provides up to an aggregate of $10 million in revolving loan availability at an interest rate of the applicable LIBOR rate plus 7% per year. The obligations under the Credit Agreement continue to be secured by liens on substantially all of our present and future assets, including accounts receivable, inventory, general intangibles, fixtures, and equipment, but excluding the stock of our foreign subsidiaries and certain assets located outside of the United States. The Amendment eliminated the Credit Agreement’s requirements that the Company achieve certain EBITDA targets, maintain certain liquidity net debt levels and make no capital expenditures exceeding a predefined maximum. Under the Amendment, the Company is required to deliver to the Lender a budget, which is subject to approval by the Lenders, and which may be amended from time to time with the Lender’s consent. The Amendment provides that it is an Event of Default under the Credit Agreement if certain financial metrics are adverse to those contained in the budget by more than certain predetermined levels. The Amendment also (i) eliminated the borrowing base requirements, (ii) eliminated certain prepayment fees, (iii) extended the maturity of the outstanding borrowings to December 31, 2009, and (iv) modified certain of the Company’s covenants in the Credit Agreement. In addition, as a condition to the Amendment, the Company granted to Infogrames Entertainment S.A. (“IESA”), an affiliate of the Lender and the Company’s majority shareholder, certain rights to match offers to purchase a software title published by the Company. These rights expire 90 days from the date of the Amendment, or sooner under certain circumstances.
     In consideration for the Lender’s entering the Amendment, the Company is required to pay a commitment fee on the undrawn portions of the Credit Agreement of 3% per year, as well as an additional fee of $300,000 payable on the earlier of March 31, 2008, the termination of the Credit Agreement and the acceleration of the obligations under the Credit Agreement.
Item 8.01 Other Events.
     Nasdaq Listing Proceedings. As previously disclosed, the Company had scheduled a hearing before the Nasdaq Listing Qualifications Panel to appeal the Nasdaq Staff’s determination of delisting in connection with the Company’s delinquencies in filing its Annual Report on Form

10-K for the fiscal year ended March 31, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007. The hearing was held on August 30, 2007. The Form 10-K for the fiscal year ended March 31, 2007 was filed on September 18, 2007.
     The recent changes in the Company’s board of directors resulted in the Company not having any “independent” directors for a period of several days. On October 15, 2007, the Company informed the Nasdaq Staff that the election of four new directors had restored the Company’s compliance with the Nasdaq listing standards with respect to independent directors and that, in light of the recent changes in its board of directors, it would require additional time to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007. On October 18, 2007 the Company received written confirmation, dated October 18, 2007, from the Panel stating that it has determined to continue the listing of the Company’s shares on The Nasdaq Stock Market subject to the conditions that: (i) on or before November 5, 2007, the Company shall file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, and (ii) on or before the date of filing such Form 10-Q, the Company shall provide evidence from IESA, the Company’s majority shareholder, that it has approved or implemented appropriate procedures and controls designed to ensure prompt communication and disclosure to the Company’s general counsel or other disclosure counsel of any and all IESA activities or transactions that may be material to the Company’s financing, accounting and reporting of material corporate events.
     The Panel granted the Company’s request for an extension to file its Form 10-Q for the quarter ended June 30, 2007 in order to allow time for the Company’s new auditors to complete its background check of the Company’s new audit committee members. Also, the Panel agreed with the Company that the circumstances causing its late Form 10-K filings were unusual and to a large degree out of its control, but that appropriate procedures should be implemented by the Company and IESA so as to avoid future late filings.
     The Panel’s decision may be appealed by the Company within 15 days of such decision, and is subject, within 45 days of such decision, to the review of the Nasdaq Listing and Hearing Review Council.
     FUNimation License Agreement. The Company is a party to two license agreements with FUNimation Productions, Ltd. (“FUNimation”) pursuant to which it distributes the Dragonball Z software titles. On October 18, 2007, FUNimation delivered a notice purporting to terminate the license agreements based on alleged breaches of the license agreements. The Company disputes the validity of the termination notices and has continued to distribute the titles covered by the license agreements. FUNimation and the Company are currently in discussions regarding a “standstill” agreement that would permit them to discuss and attempt to resolve the issues under the license agreements that resulted in FUNimation delivering the purported termination notice. There is no assurance that the parties will agree on the terms of the standstill or that they will be able to successfully resolve the issues under the license agreements. While the Company believes that it has valid defenses to the purported termination, in the event that FUNimation is successful in terminating the license agreements it could have a material adverse effect on the Company’s results of operations and financial position.
     Letter Agreement with Guggenheim Corporate Funding, LLC. As discussed above in Item 1.01, Atari is a party to the Credit Agreement previously with Guggenheim Corporate Funding, LLC, as agent. A copy of the Credit Agreement has been filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006. On October 1, 2007, the Company entered into a letter agreement (the “Letter Agreement”) with the Lenders and the Agent at that time pursuant to which the Lenders waived non-compliance or potential non-compliance with certain representations and covenants of the Company under the Credit Agreement. A copy of the Letter Agreement is filed herewith as Exhibit 10.1. Among other things, the Letter Agreement provided for the waiver of compliance with covenants requiring the Company to maintain minimum liquidity levels, to attain certain EBITDA and to file certain financial reports, and a waiver of the Company representation regarding solvency. The amendments were intended to reflect the Company’s current and anticipated future operating performance and the delay in filing its Form 10-Q for the quarter ended June 30, 2007 under the Securities Exchange Act of 1934, as amended. The Letter Agreement also limited the aggregate revolving commitment under the credit facility to no more than $3 million. As a result, the aggregate amount available under the facility was effectively lowered from $15 million to $3 million, all of which was outstanding at October 18, 2007, the date of the loan assignment to BlueBay.
     In consideration for the Lenders’ granting the waivers and permitting the Company to make a one-time draw of a revolving loan under the Credit Agreement of up to $3 million, Atari paid the Lenders a fee of $100,000.
     Liquidity Position. The additional availability created under the Credit Facility by the Amendment described in Item 1.01 above is not sufficient to meet the Company’s anticipated liquidity requirements. As a result, the Company is exploring additional potential sources of liquidity, including additional financing arrangements, sales of assets or pre-paid licenses of assets. There is no assurance that the Company will be able to complete any such transaction or that any transaction, if completed, will provide the Company with sufficient funds to meet its liquidity requirements.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed herewith:
10.1	Letter Agreement, dated October 1, 2007, among Atari, Inc., the lenders party thereto, and Guggenheim Corporate Funding, LLC as Administrative Agent.

10.2	Waiver and Amendment to Credit Agreement, dated as of October 23, 2007, among Atari, Inc., the lenders party to the Credit Agreement, and BlueBay High Yield Investments (Luxembourg) S.A.R.L., as successor administrative agent.

99.1	Press Release, dated October 24, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.

	By:	/s/ Kristina K. Pappa

Kristina K. Pappa
Vice President and General Counsel

Date: October 24, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement, dated October 1, 2007, among Atari, Inc., the lenders party thereto, and Guggenheim Corporate Funding, LLC as Administrative Agent
10.2	Waiver and Amendment to Credit Agreement dated as of October 23, 2007 among Atari, Inc., the lenders party to the Credit Agreement, and BlueBay High Yield Investments (Luxembourg) S.A.R.L., as successor administrative agent
99.1	Press Release, dated October 24, 2007